09-15
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION APPOINTS ERIC D. HERSCHMANN DIRECTOR AND VICE CHAIRMAN

HOUSTON, August 31, 2009 — Southern Union Company (NYSE:SUG) today announced the appointment of Eric D. Herschmann to the Board of Directors of the Company, effective immediately, to serve for a term ending with the Company’s 2010 annual meeting of shareholders.  Mr. Herschmann was also named Vice Chairman of the Board.

Mr. Herschmann, 45, continues to serve as President & Chief Operating Officer of the Company, a position to which he was named in May 2008, having previously served as the Company’s Senior Executive Vice President from November 2005 to May 2008 and as its Interim General Counsel from January 2005 to October 2007.  Mr. Herschmann has acted as outside counsel for the Company since 1997 and as its national litigation counsel since 1999.

Mr. Herschmann earned a juris doctor degree from the Benjamin Cardozo School of Law in 1987 and a bachelor of arts degree from Yeshiva University in 1984.  He resides in Englewood, New Jersey.

Southern Union further announced that it had accepted resignations tendered by Messrs. Stephen C. Beasley and Michael J. Egan, who were elected to the Board of Directors in May 2009.  Such resignations were tendered pursuant to a March 2009 settlement agreement between the Company and Sandell Asset Management Corp. and its affiliates.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

#####